Exhibit 10.85

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement ("Agreement") is by and between TTEC Services Corporation, a Delaware corporation (the "Company"), a wholly owned subsidiary of TTEC Holdings, Inc., a Delaware corporation ("TTEC Parent"), and Anthony Tsai ("Executive") (each a "Party" and together the "Parties"), is executed to be effective as of January 1, 2019 ("Effective Date").

Whereas, the Executive joined the Company as Chief Information and Innovation Officer effective September 5, 2017 ("Start Date");

Whereas, the Executive's employment agreement was amended and restated effective May 1, 2018 at the request of the TTEC Parent and the Compensation Committee of the TTEC Parent Board of Directors ("Compensation Committee"), which on the advice of the independent compensation consultant of the Committee, wished to amend and restate the Executive's original Employment Agreement in order to update the non-competition, non solicit, severance, and change of control provisions thereof to reflect the prevailing market terms for similarly situated executives;

Whereas, by mutual consent, the Executive's role with the Company changed effective the Effective Date;

Now, Therefore, the purpose of this Agreement is to formally document the terms and conditions of Mr. Tsai's employment with the Company as of the Effective Date.

1.    APPOINTMENT.

a.       The Company hereby employs Mr. Tsai as Executive Vice President, Chief Information and Innovation Officer to lead its global information technology group, including its Information Technology organization and its Information Security function (collectively known as "Technology & Innovation Group" or "TIG"), and to enable TTEC Parent to deliver its business objectives, as established from time to time by the TTEC Parent board of directors (the "Board") and TTEC Parent management executive committee (the "Executive Committee" or "EC"). In this role, Mr. Tsai will continue to report to TTEC Parent's Chief Executive Officer and will continue to be a member of the TTEC Parent executive leadership team and its EC. The Executive accepted such appointment with the Company effective the Effective Date.

b.       Executive shall devote his full-time and best efforts to the performance of all duties contemplated by this Agreement and, as assigned to Executive from time to time by the CEO or his delegate in the event of the CEO's absence. Unless otherwise specifically authorized in writing by TTEC Parent, Executive shall not engage in any other business activity, or otherwise be employed by any other company. This shall not preclude Executive from serving on boards of directors with TTEC Parent's prior written approval.

c.         Executive acknowledges that, as part of his employment duties, Executive may be required to perform services for, and serve as an officer and/or director of, TTEC Parent's subsidiaries, affiliates and related entities, on behalf of and as requested by TTEC Parent; and Executive agrees to perform such duties diligently and without further compensation. Although employed by the Company, a TTEC subsidiary, Executive as a member of the TTEC Parent executive leadership team shall render services to TTEC Parent as necessary and desirable to protect and advance the best interests of TTEC Parent, acting, in all instances, in accordance with TTEC Ethics Code:  How TTEC Does Business (or a successor code of conduct document), the Ethics Code for Executive and Senior Financial Officers, and in accordance with all other material policies of the Company.

d.    Executive's role with the Company may require extensive travel and Mr. Tsai understands and agrees that such travel is a material part of his responsibilities. Mr. Tsai shall travel in accordance with TTEC Parent travel policy. Notwithstanding the provisions of the travel policy to the contrary, the Company agrees that Mr. Tsai will be permitted to travel in business class for international travel exceeding 6 hours in duration.

e.    Notwithstanding other provisions in this Agreement, but subject to the reasonable interpretation of provisions of Section 7(j) (on "Constructive Termination"), the Executive understands and agrees that his role and responsibilities may change over time in the best interest of the business, and TTEC Parent reserves the right to assign to Mr. Tsai different roles and assignments that best serve the business.

2.    COMPENSATION.

a.        Salary and Period Salary Review.  As of the Start Date, Executive's base salary shall be $350.000 per year (''Base Salary"), payable in equal installments in accordance with the Company's standard payroll practice, less legally required deductions and withholdings. Executive's Base Salary may be periodically reviewed and adjusted in accordance with TTEC Parent standard procedures.

b.         Relocation.  As of Start Date, the Executive and the Company had an understanding that the role of TTEC's Chief Information and Innovation Officer was based at the Company's HQ in Colorado. The Executive, therefore, as condition of his employment with the Company agreed to relocate from his current state of residence to greater metropolitan area of Denver in the State of Colorado ("Company HQ Location") as soon as reasonable and no later than June 30, 2019.

The Executive now believes that he can effectively perform his role and his duties without relocation to the Company HQ Location, and, as an accommodation to the Executive, the Company is hereby waiving the relocation requirement at this time. This waiver is at Company's discretion and subject to the following:

(i)   The relocation allowance included in the original Employment Agreement is hereby forfeited;

(ii)  The Executive undertakes to travel to Company HQ Location periodically and as needed to perform his responsibilities and to serve the Company; he commits to travel economically and in compliance with the Company's Travel Policy;

(iii)  The Company reserves the right to reinstate its relocation requirement, with reasonable notice to the Executive, if at its reasonable discretion it believes that the Executive is not able to perform his duties effectively while not based at the Company HQ Location.If the Company elects to reinstate its relocation requirement, the Executive's decision not to relocate at that time, would constitute a breach of this Agreement and would permit the Company to terminate Executive's employment pursuant to Section 7(c) and will not constitute a "Good Reason" for purposes of Section 7(j).

c.         Variable Incentive Plan (annual cash) Bonus.  Beginning in 2017, and annually thereafter, Executive will be eligible to participate in an annual performance-based cash incentive program, currently referred to as TTEC Variable Incentive Plan ("VIP"). Executive's annual VIP opportunity shall be up to $350,000,  tied to the annual targets and goals of the business as set by the Board and the CEO. Executive's annual VIP awards are discretionary and not guaranteed. They are based on TTEC Parent's and Executive's performance against targets, as set by the Board and the CEO and will be based on a combination of:

(i)    TTEC-wide business results;

(ii)   TIG business segment specific results; and

(iii)  Executive's individual performance against agreed goals related to the execution of TTEC Parent's long-term and short-term plans to meet its strategic and financial goals.

In addition, the Compensation Committee of the Board may, but shall not be obligated to, adjust the Executive's VIP award upward based on the Company's and Executive's overperformance against annual metrics set by the Board and deemed to be that year's business imperatives, such as but not limited to annual bookings, revenue, operating income, backlog, and cash flow.

The timing for the payment of the VIP awards, if any, is determined from time to time by the Compensation Committee of the Board.

d.    Reimbursement of Business Expenses.  The Company agrees to reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on behalf of the Company, including Company required periodic travel between Executive's state of residence and TTEC Parent's HQ in Colorado prior to the Executive's relocation as provided in Section 2(b) of this Agreement, provided that Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with the standard policies of the Company relating to reimbursement of business expenses incurred by its employees.

e.    Withholdings.  All payments made under this Section 2, or under any other provision of this Agreement, will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare and other withholdings in such amounts as is reasonably determined by Company.

3.    EQUITY COMPENSATION.

a.       Time-Based New Hire RSU Grant.  TTEC Parent granted to Executive restricted stock units ("RSUs") with a market value of $500,000, based on TTEC Parent's stock fair market value at the time of the grant, subject to the approval of the Compensation Committee of the Board ("New Hire RSUs"). The New Hire RSUs shall vest in accordance with the terms and conditions set forth in the Restricted Stock Unit Agreement, attached hereto as Exhibit A and incorporated herein by reference. The New Hire RSUs shall vest in installments, with 40% of the grant vesting on the 2nd anniversary of the Start Date, and 20% each vesting on the 3rd, 4th, and 5th anniversaries of the Start Date, provided that Executive continues to be employed by the business on each of the vesting dates.

b.    Annual Equity Grants.  TTEC Parent's employees at Executive's level participate in TTEC Parent's annual Equity Grant program, designed to provide long term incentives for senior executives in the form of RSUs. Executive will become eligible for the annual Equity Grant program beginning in 2018, with an Annual Equity Grant opportunity of up to $350,000. Annual Equity Grants are discretionary and not guaranteed and they are based on TTEC Parent's and Executive's performance against targets, as set by the Board. If granted, under the current program the RSUs would vest in equal increments over a four-year period commencing on the anniversary date of the grant. The Company reserves the right to change the terms of the equity grants in its discretion, provided, however, that Executive will be entitled to the equity terms that are available to other executives at his level in the organization.

The Annual Equity Grant to be made in 2018 would reflect Executive's performance for 2017 and would be issued pro rata to the Executive's tenure with the Company during 2017. Every year thereafter, the Executive's Annual Equity Grant would be made pursuant the Company's Equity Grant program in a manner consistent with other similarly situated executives of the Company.

4.    BENEFITS.

a.    Health Insurance and other benefits.  Executive and his dependents shall be eligible for coverage and may choose to enroll under TTEC Parent's group medical, vision, and dental insurance and other insurance plans made available to the Company's employees, beginning on the first of the calendar month after 30 days tenure with the Company (for clarification, the Executives eligibility for participation in these benefits will start on November 1, 2017, assuming the start date of September 5, 2017).

b.    Miscellaneous benefits. Executive shall receive benefits generally applicable to the Company's management employees that are from time to time in effect, such as the Company's 401(k) and Deferred Compensation Plans.

c.    Paid Leave. Executive shall be eligible for a Paid Time Off (PTO) benefit pursuant to TTEC Parent's current PTO Policy (or any other vacation/sick policy then in effect). Executive will also be paid for time off for certain holidays as set forth in Company's current Company Holiday Policy.

5.    LEFT BLANK INTENTIONALLY

6.    CHANGE IN CONTROL.

a.    For the avoidance of doubt, the definition of Change in Control as provided in this Agreement is substantially similar to those that are included in the Equity Agreement(s) that Mr. Tsai currently holds. The sole purpose of the provision being restated in this Agreement is to establish the Change in Control provisions in this omnibus Agreement that controls the terms of Mr. Tsai's employment with the Company.

b.    Definition of "Change in Control." For purposes of this Agreement, "Change in Control" event shall mean the occurrence of any one of the following:

(i)    Any consolidation, merger or other similar transaction (i) involving TTEC Parent, if TTEC Parent is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TTEC Parent would be controlled by another corporation not controlled by TTEC Parent;

(ii)   Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC Parent (a "Disposition"); provided,  however, that the foregoing shall not apply to any Disposition with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of the receiving entity for the Disposition are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TTEC Parent immediately prior to such Disposition, in substantially the same proportion of total ownership as their ownership immediately prior to such Disposition;

(iii)  Approval by the stockholders of TTEC Parent of any plan or proposal for the liquidation or dissolution of TTEC Parent, unless such plan or proposal is abandoned within 60 days following such approval;

(iv)  The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended ("the Exchange Act")), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of 51% or more of the outstanding shares of voting stock of TTEC Parent; provided,  however, that for purposes of the foregoing, the term "person" shall exclude Kenneth D. Tuchman and his affiliates; provided,  further that the foregoing shall exclude any such acquisition (1) made directly from TTEC Parent, (2) made by TTEC Parent (directly or through an affiliated company), or (3) made by TTEC Parent employee benefit plan (or related trust) sponsored or maintained by TTEC Parent or any of its affiliate; or

(v) If, during any period of 15 consecutive calendar months commencing at any time on or after the Effective Date, those individuals ("Continuing Directors") who either (1) were directors of TTEC Parent on the first day of each such 15-months period, or (2) subsequently became directors of TTEC Parent and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors who were then members of the TTEC Board of Directors, cease to constitute a majority of the Board of Directors of TTEC.

7.    TERMINATION AND PAYMENTS, BENEFITS ON TERMINATION.

a.    Termination by Either Party.  Except as set forth in Section 7(c) (termination for Cause), (e) (termination due to death) and (f) (termination due to disability), and subject to provisions of Section 70) (constructive termination) either Party may terminate the employment relationship with 30 days' written notice to the other. Both parties may mutually agree to a shorter period.

b.    Termination by the Company without Cause. Subject to provisions of Section 7(i) (Change in Control Termination), upon 30 days written notice, the Company, in its sole discretion, may terminate Mr. Tsai's employment without Cause (as "Cause" is defined in Section 7(g)).  Constructive Termination by the Company (as the term is defined in Section 7(j)) constitutes Termination without Cause by the Company for purposes of this Agreement. In case of termination pursuant to this Section 7(b), the Executive shall be entitled to:

(i)    Severance. If Mr. Tsai executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit B (attached hereto), releasing all legal claims except for those that cannot legally be released and Mr. Tsai continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, then the Company shall pay Mr. Tsai severance compensation equal to fifteen (15) full calendar months of Mr. Tsai's then current Base Salary ("Severance" or "salary continuation"). Salary continuation payments will be made at the Company's regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

(ii)   Continuation of Benefits. In addition to Severance, TTEC Parent shall continue to provide to Executive and to the Executive's eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in TTEC Parent's or successor's benefit plans, TTEC Parent or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(iii)  Equity Vesting. Notwithstanding the vesting schedules contained in Equity Agreements that Mr. Tsai currently holds or would hold, and except in the context of a Change of Control event related termination where agreements provide for accelerated vesting of certain equity awards, any unvested equity awards that would otherwise vest on or after the termination date shall automatically forfeit.

If the Company terminates this Agreement without Cause under this Section 7(b), and the Company pays Mr. Tsai the compensation earned as of the effective date of the termination, and provides Mr. Tsai with incremental severance compensation and continuation of benefits in the amount and on the terms specified in this Section 7(b), the Company's acts in doing so shall be in complete accord and satisfaction of any claim that Mr. Tsai has or may at any time have for compensation benefits or payments of any kind from the Company or TTEC Parent arising from or relating in whole or part to Mr. Tsai's employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above are not signed within thirty (30) days from the date that such documents are presented to Mr. Tsai (which the Company shall present no later than fifteen (15) days after the effective date of Executive's termination), then Mr. Tsai waives his right to receive any severance and continuation of benefits compensation pursuant to this Agreement, even if Mr. Tsai were to successfully litigate any claim against the Company and/or TTEC Parent.

c.    Termination by the Company for Cause.  The Company may terminate this Agreement with no notice for Cause, as that term is defined in Section 7(g), with the Company's only obligation being the payment of any salary compensation earned as of the date of termination, and any continuing obligations under the Company benefit plans then in effect, and without liability for severance compensation of any kind, including the severance set forth in Section 7(b).

d.    Termination by Executive.  For the avoidance of doubt, the Executive is not entitled to severance compensation if he terminates his employment with Company for any reason. Termination by Executive for "Good Reason" (as the term is defined in Section 7(j)) shall constitute Termination without Cause by the Company for purposes of this Agreement. If the Executive terminates his employment as provided in Section 7(a), in addition to the notice of such termination, the Executive must follow TTEC Parent's direction and cooperate with the Company to assure timely and orderly transition of his responsibilities to others at TTEC Parent.

e.    Termination upon Executive's Death.  This Agreement shall terminate immediately upon Executive's death if such death occurs during the term of employment. Thereafter, the Company shall pay to the Executive's estate, as directed by the Executive's authorized representative, all compensation fully earned, and benefits fully vested as of the last date of Executive's continuous, full-time active employment with the Company. For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Executive continuously performed his job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company's business

("Continuous Full-Time Active Employment"). In case of Executive's death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of the Executive's employment with the Company or the termination thereof.

f.     Termination Due to or Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Executive unable to perform the essential functions of his position with reasonable accommodation (the "Initial Disability Period"), Executive shall continue to receive his base salary as provided in Section 2(a) of this Agreement. Thereafter, if Executive qualifies for benefits under the Company's long term disability insurance plan (the "LTO Plan"), then Executive shall remain on leave for as long as Executive continues to qualify for such benefits, up to a maximum of 180 consecutive days (the "long-term leave period"). The long-term leave period shall begin on the first day following the end of the Initial Disability Period. During the long-term leave period, Executive shall be entitled to any benefits to which the LTD Plan entitles Executive, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the long-term Leave Period Executive remains unable to perform the essential functions of his position, then the Company may terminate this Agreement and Executive's employment. If the Company terminates Executive's employment under this Section 7(f), the Company's payment obligation to Executive shall terminate as well as if he is voluntarily terminating his employment pursuant to Section 7(d).

g.    Definition of "Cause".  For purposes of this Agreement, "Cause" shall have the following meaning:

(i)    Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii)   Other similar acts of willful misconduct on the part of Executive resulting in damage to TTEC Parent or the Company;

(iii)  A material breach by the Executive of this Agreement;

(iv)  Use of any controlled substance or alcohol while performing Executive's duties, except as part of a TeleTech or Company-sponsored event in connection with a business related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TeleTech and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(v)   A breach of a fiduciary duty that results in an adverse impact to TTEC Parent or the Company or in personal profit to the Executive (as determined by the Company based on its conflict of interest policies outlined in the TTEC Ethics Code: How TTEC Does Business (or a successor code of conduct document));

(vi)  Use of trade secrets or confidential information of TTEC Parent or the Company, other than in pursuit of TTEC Parent or the Company's business;

(vii) Aiding a competitor of TTEC Parent; or

(viii) Failure by Executive in the performance of his duties that results in material adverse effect on TTEC Parent, the Company or TTEC Parent subsidiary companies.

If the act or acts constituting Cause are susceptible of cure, Company will provide Executive with written notice setting forth the acts constituting Cause and providing that Executive may cure such acts within thirty (30) business days of receipt of such notice. Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Executive's right to such pre-termination right to cure.

h.    Continuing Obligations.  Mr. Tsai shall remain subject to the Company's Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation ("Confidentiality Agreements"), Arbitration agreements, Equity Agreements, and any other similar agreements executed at any time during his employment, including without limitation this Agreement, all of which survive termination of employment.

i.     Termination in Connection with Change in Control Event.  If a Change in Control event occurs, and at any time within eighteen (18) months of such Change in Control event's effective date ("COC Period") the Company, TTEC Parent, or its successor terminates Executive's employment without Cause (as that term is defined in Section 7(g)) whether such termination occurs outright or pursuant to a Constructive Termination (as defined in Section 7(j)), the Executive shall be entitled to and the Company, TTEC Parent or its successor shall cause the following to occur:

(i)    Severance. If Executive executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit B (attached hereto), releasing all legal claims except for those that cannot legally be released and agreeing to continue to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company or successor, then the Company shall pay the Executive a lump-sum severance compensation equal to one-and-a-half (1.5xof Executive's Base Salary in effect at the time of such termination ("COC Severance") within ten (10) business days of the effective date of such Change in Control related termination; provided, however, if the COC Severance payment is due prior to the date that the Company or successor receive a signed and effective separation agreement and release, the payment shall be suspended until the receipt of such signed separation agreement, and then paid as soon as reasonable but in no event later than ten (10) business days after such receipt.

(ii)   Continuation of Benefits. In addition to COC Severance, the Company, TTEC Parent, or successor shall continue to provide to Executive and to the Executive's eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment, for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in TTEC Parent's or successor's benefit plans, TTEC Parent or successor shall otherwise provide such benefits (via lump sum compensation or in kind) on the same after-tax basis as if continued participation had been permitted.

(iii)  Equity Vesting on Change in Control (single trigger). Notwithstanding any vesting schedule provisions contained in Equity Agreements that Executive currently holds or may hold, provided such Equity Agreements represent Equity Grant awards for performance periods of prior to and including fiscal year 2017 performance period, regardless of when issued, any unvested equity that would otherwise vest pursuant to these awards on or after the Change in Control event's effective date shall automatically vest as of the date immediately prior to the data of Change in Control event, regardless of whether Executive's employment with the Company, TTEC Parent, or successor shall continue after the Change in Control event.

(iv)  Equity Vesting on Change in Control Termination (double trigger). Notwithstanding any vesting schedule provisions contained in Equity Agreements that Executive may hold, provided such Equity Agreements represent awards for performance period after fiscal year 2017 performance period, regardless of when issued, any unvested equity that would vest pursuant to these awards on or after the Change in Control event effective date and would otherwise forfeit on termination of employment, shall vest in full as of employment termination date, if such termination occurs during the COC Period.

(v)   Termination Ahead of Change in Control Event.   Notwithstanding anything in this Agreement to the contrary, if Executive's employment is terminated (actually or pursuant to a Constructive Termination as defined in Section 7(j) of this Agreement) within three (3) months before a Change in Control event occurs, then for purposes of this Agreement, the effective date of Change in Control event shall be deemed to be the date immediately prior to the date of such termination of employment.

j.     "Good Reason" or "Constructive Termination."  Termination by Executive for "Good Reason or "Constructive Termination" by the Company may be triggered if, without Executive's express written consent, the occurrence of any of the following (in connection with or independent of a Change of Control event):

(i)    Change in Responsibilities. The material adverse change in Executive's scope of responsibilities and duties (including the diminution of such duties and responsibilities), or material adverse change in Executive's reporting responsibilities or title by the Company, TTEC Parent, or in case of a Change in Control event by their successor.

(ii)   Change in Compensation.  Any material reduction by the Company, TTEC Parent or, in case of a Change in Control event by successor, of Executive's total compensation package, including material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect as of the date hereof or immediately prior to a Change of Control event, as the case may be. Notwithstanding anything in this provision to the contrary, a change in the compensation structure that is consistent with prevailing market trends, as supported by an independent report of a qualified compensation advisor to the Compensation Committee, the Company or its successor, shall not give rise to a 'constructive termination' or 'termination for good reason' claim.

(iii) Change in Location.  Any requirement of the Company or successor that Executive be based anywhere more than twenty-five (25) miles from the site where Executive is located as of the Effective Date or the time of the Change of Control event.

(iv) Failure to Cause Assumption of this Agreement. Failure of the Company or TTEC Parent to assign and obtain the assumption of this Agreement from any successor in case of a Change in Control event.

An action taken in good faith and which is remedied by TTEC Parent or successor within fifteen (15) calendar days after receipt of Executive's notice thereof shall not constitute Good Reason or Constructive Termination under this Agreement. Executive must provide notice of termination of employment within thirty (30) calendar days of Executive's knowledge of an event constituting "Good Reason" or such event shall not constitute Good Reason or Constructive Termination under this Agreement.

8.    SUCCESSORS AND ASSIGNS.

The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company. This Agreement shall bind and inure to the benefit of the Company's successors or assigns. This Agreement is for personal services and the Executive shall not assign his rights or obligations hereunder.

9.    GOVERNING LAW AND DISPUTE RESOLUTION.

a.    Good Faith Negotiation Requirement.  Executive and the Company agree that in the event of any controversy or claim arising out of or relating to Executive's employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may consult with counsel in connection with such negotiations.

b.    Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

c.    Disputes. The parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.  In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado: (i) the Executive is employed, provides services for or otherwise is affiliated with an legal entity headquartered in the state of Colorado; (ii) the Executive receives the compensation in a form of employee checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii)  the Executive regularly interacts with, contacts and is contacted by other TTEC Parent's employees and executives in Colorado; (iv)  the Executive either routinely travels to or attends business meetings in Colorado; and (v) the Executive receives substantial compensation and benefits as a result of TTEC being a corporation headquartered in and subject to the laws of Colorado. Based on these and other contacts, the Executive acknowledges that he could reasonably be subject to the laws of Colorado.

d.    Attorneys' fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

10.  NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION.

Executive confirms that at the start of his employment he executed the Company's Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation ("Confidentiality Agreement'); such executed agreement incorporated herein by reference as Exhibit C. As a senior member of the executive leadership team of TTEC Parent, the Executive is privy to TTEC company-wide global business and financial strategy.   Therefore, in addition to the provisions of the Confidentiality Agreement, the Executive in consideration of the employment opportunity and compensation provided hereunder, agrees and covenants during the term of his affiliation with the Company (as an employee or otherwise):

a.    Non-Compete Undertaking.  For a period of twelve (12) months from separation from the Company, not to work or otherwise contribute his knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor,  consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in the company), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business as TTEC its subsidiaries and affiliates, including  entities engaged in the full life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, "TTEC Business"). The Non-Compete Undertaking Shall apply. throughout, and shall be limited by, the territory where the Executive performs services for the Company and TTEC as provided in this Agreement. For the avoidance of doubt, the term 'performs services for' shall not be limited to 'works at' or any other limitation delineating where the Executive performs the actual services, but instead shall be related to the entire territory where the Company and TTEC benefits and is reasonable to expect to benefit from the Executive's services. Given the Executive's role as the Executive Vice President for Technology & Innovation Group, including Customer Technology Services business segment, and the world-wide reach of the Company's business, the territory for purposes of this Agreement shall be worldwide.

If Executive's employment is terminated pursuant to provisions of Section 7(i) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Section, the Executive agrees for the Non-Competition Undertaking to be extended from twelve (12) to twenty-four (15) months; and

b.    Employee Non-Solicitation Undertaking.  For a period of twelve (12) months from separation from the Company, agrees not to solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates; and

If Executive's employment is terminated pursuant to provisions of Section 7(i) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Section, the Executive agrees for the Employee Non Competition Undertaking to be extended from twelve (12) to twenty-four (15) months; and

c.    Client Non-Solicitation Undertaking.  For a period of twelve (12) months from separation from the Company, agrees not to solicit or interfere with business relationships between TTEC Parent and current and prospective (currently actively pursued) clients of TTEC Parent, or any of its subsidiaries and affiliates, for purposes of offering or accepting goods or services, similar to or competitive with those offered by TTEC Parent or any of its subsidiaries and affiliates.

If Executive's employment is terminated pursuant to provisions of Section 7(i) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Section, the Executive agrees for the Client Non Solicitation Undertaking to be extended from twelve (12) to twenty-four (15) months.

d.    Consequences of Breach.  If the Executive breaches any of the covenants and undertakings set forth in this Section 10:

(i)    All of Executive's unvested RSUs shall be immediately forfeited and neither TTEC Parent nor the Company shall have any further liabilities to Executive pursuant to this Agreement, including without limitation no liability for any RSUs not yet granted or granted and unvested;

(ii)   Executive and those who aid him in such breach shall be liable for all costs and business loses including any damages and out of pocket expenses associated with or resulting from such breach; and

(iii)  Executive hereby consents and agrees that the Company and TTEC Parent shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.  IRSC SECTION 409A.

a.    Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Internal Revenue Service guidance and Treasury Regulations thereunder ("Section 409A"). It Is the Parties' intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.

b.    Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive's termination of employment, all references to Executive's "termination of employment" shall be construed to mean a "separation from service," as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have had a termination of employment unless such termination constitutes a "separation from service" with respect to Executive. If under this Agreement, an amount is to be paid in two or more Installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

c.    Specified Employee.   Notwithstanding anything in this Agreement to the contrary, if Executive is a "specified employee" (within the meaning of Treasury Regulation Section 1.409A-1 (i)) on the date of Executive's "separation from service", any benefit or payment that constitutes non-exempt "nonqualified deferred compensation" (within the meaning of Section 409A) and is payable on account of the Executive's separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such, delayed payment shall be paid to Executive in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Executive's "separation from service," or (ii) Executive's death. To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute "nonqualified deferred compensation" subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.

d.    Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement  of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expenses were incurred.

e.    Cooperation.  If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to Executive under this Agreement. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

12.  MISCELLANEOUS

a.    Severability.  If any court of competent jurisdiction declares any provision of this. Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

b.    Modification of Agreement.  This Agreement or any other term or condition of employment shall not be modified by word or deed, except in writing signed by the Executive and the Executive Vice President, Chief Administrative Officer or Chief Executive Officer for TTEC Parent.

c.    Waiver.  No provision of this Agreement shall be deemed waived: nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

d.    Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall, include the singular. The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing. Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

e.    Relationship Between This Agreement and Other Company Agreements.  In the event of any direct conflict between any term of this Agreement and any TTEC contract, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control Mr. Tsai's employment.

f.     Greatest Net Benefit.

(i)    Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at his/her discretion and expense) that the receipt of any payments hereunder would subject the Executive to tax under Internal Revenue Code (the "Code") Section 4999 or a successor provision, the Executive shall have the option at his/her discretion to cause TTEC Parent or successor to reduce the payment due to the Executive under this Agreement so that the net (after tax) benefit of the payments to the Executive is maximized ("Reduced Payment Election"). The Executive shall have forty-five (45) calendar days from receipt of notice of the payment due under this Agreement or the payment itself under this Agreement, as the case may be, to advice TTEC Parent or successor of such election.

(ii)   If the Executive accepts the full payment hereunder and thereafter within the period provided above determines that he/she wants to make the Reduced Payment Election, any payments received by the Executive in excess of the amount payable under Reduced Payment Election shall be treated for all purposes as a loan ab initio to the Executive, which the Executive shall repay to TTEC Parent or successor, together with appropriate interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within sixty (60) days of the Reduced Payment Election.

(iii)  Nothing in this Section 12(f) shall be interpreted to compel the Executive to make the Reduced Payment Election.

g.    Assignment and Assumption of Agreement.  Concurrently with any Change in Control event or a business combination that may impact the legal implications of this Agreement, the Company, TTEC Parent shall cause any successor or transferee to assume unconditionally, by written instrument delivered to Executive, all of the obligations of the Company and TTEC Parent hereunder. Failure of the Company or TTEC Parent to obtain such assumption prior to the effectiveness of any Change in Control event or other business combination, shall be a breach of this Agreement and shall constitute Good Reason entitling the Executive to resign, within thirty (30) calendar days of consummation of such Change of Control event or business combination, and receive compensation and benefits as provided in Section 7(i).

h.    Executive's Representations and Warranties.  Executive represents and warrants, to the best of his knowledge, that the Executive is not a party to any employment, non competition or other agreement or restriction which could interfere with the Executive's employment with the Company or Executive's or the Company's or TTEC's rights and obligations hereunder, and that Executive's acceptance of employment with the Company and the performance of Executive's duties hereunder will not breach the provisions of any contract, agreement, or understanding to which Executive is a party or any duty owed by Executive to any other person.

i.     Counterparts, Telecopies and PDFs.  This Agreement may be executed in counterparts, or by copies transmitted by pdf or telecopier, which counterparts and/or facsimile transmissions shall have the same force and effect as had the contract been executed in person and in original form.

j.     Return and/or Forfeiture of Compensation and Equity Grants.  Notwithstanding any other provision in this Agreement or in the related RSU agreements, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, or of any applicable laws, rules or regulations promulgated by the US Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of TTEC Parent trade, from time to lime, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of TTEC Parent, then any payments made or equity awards granted (and equity received pursuant to these awards) shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements. This Section 12(j) shall survive any expiration or termination of this Agreement for any reason.

k.    Controlling Provisions.  The employment arrangement contemplated by this Agreement includes other related documents in addition to this Employment Agreement, some of which are TTEC Parent's and the Company's standard documents not otherwise tailored to this transaction. To the extent any provisions of these related agreements contradict the clear provisions and terms of this Employment Agreement, the provisions of this Agreement shall be controlling.

Executive acknowledges and agrees that he reviewed and fully understands the terms and provisions of this Agreement; that he enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects his legal rights; and that he understands the need to consult concerning this Agreement with legal counsel of his own choosing, and has had a full and fair opportunity to do so.

Executive:	TTEC Services Corporation

/s/	/s/

By: Anthony Tsai	Regina M. Paolillo
EVP, Chef Financial & Administrative Officer